CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2022, relating to the financial statements and financial highlights of Vident U.S. Bond Strategy ETF (formerly, Vident Core U.S. Bond Strategy ETF), Vident U.S. Equity Strategy ETF (formerly, Vident Core U.S. Equity Fund), and Vident International Equity Strategy ETF (formerly, Vident International Equity Fund), each a series of ETF Series Solutions, for the year ended August 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
December 27, 2022